Exhibit 99.1

Island Global Yachting LLC and Subsidiaries

Consolidated Financial Statements

for the years ended December 31, 2021 and 2020

(With Independent Auditor’s Report Thereon)

Contents

Page(s)
Independent Auditor’s Report	1-2

Consolidated Financial Statements:

Consolidated Balance Sheets	3

Consolidated Statements of Operations	4

Consolidated Statements of Comprehensive Income (Loss)	5

Consolidated Statements of Members’ Equity	6

Consolidated Statements of Cash Flows	7-9

Notes to Consolidated Financial Statements	10-39

Independent Auditor’s Report

To the Members

Island Global Yachting LLC and Subsidiaries:

Opinion

We have audited the accompanying consolidated financial statements of Island Global Yachting LLC and Subsidiaries (the “Company”), which comprise the consolidated balance sheets as of December 31, 2021 and 2020, and the related consolidated statements of operations, comprehensive income (loss), changes in members’ equity, and cash flows for the years then ended and the related notes to the consolidated financial statements.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of lsland Global Yachting LLC and Subsidiaries as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

We did not audit the 2021 or 2020 financial statements of Cabo Marina, S. DE R.L. DE C.V., and Subsidiary and certain other related entities (“Cabo Marina”), a consolidated subsidiary, which statements reflect total assets of $12,432,810 and $17,553,465 as of December 31, 2021 and 2020, and total revenues of $19,302,281 and $14,014,151 for the years then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Cabo Marina as of December 31, 2021 and 2020, and for the years then ended, is based solely on the report of the other auditors.

We did not audit the 2021 balance sheet of Marina di Portisco S.R.L. (“Portisco Marina”), a consolidated subsidiary, which statement reflects total assets of $14,234,040 as of December 31, 2021. That statement was audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Portisco Marina as of December 31, 2021, is based solely on the report of the other auditors. We audited the opening balance sheet as of the purchase date of October 21, 2021 and operations from October 21, 2021 through December 31, 2021.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

1441 Main Street, Suite 800	PHONE: (803) 256-6021 | FAX: (803) 256-8346	Post Office Box 8388
Columbia, South Carolina 29201	www.scottandco.com	Columbia, South Carolina 29202

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the consolidated financial statements are available to be issued.

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with generally accepted auditing standards will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with generally accepted auditing standards, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•

Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•

Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•

Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

Columbia, South Carolina

June 21, 2022, except for note 17,

which is dated September 27, 2022

Island Global Yachting LLC and Subsidiaries

Consolidated Balance Sheets

as of December 31,

	2021	2020
Assets
Current assets:
Cash and cash equivalents	$25,717,054	$27,055,958
Accounts receivable, net of allowance of $1,312,093 and $743,416 at December 31, 2021 and 2020, respectively	9,076,425	6,222,853
Prepaid expenses	2,874,830	3,722,711

Total current assets	37,668,309	37,001,522

Equity method investments	6,747,553	9,039,923
Property, plant and equipment, net of accumulated depreciation of $73,991,120 and $64,214,123 at December 31 2021 and 2020, respectively	118,055,243	93,752,468
Goodwill and other intangible assets, net of accumulated amortization of $10,623,985 and $9,944,294 at December 31, 2021 and 2020, respectively	20,058,388	13,936,913
Other long-term assets	2,112,117	2,351,455

Total assets	$184,641,610	$156,082,281

Liabilities and Members’ Equity
Current liabilities:
Notes payable, current portion	$14,868,971	$3,204,852
Accounts payable	4,274,371	2,815,548
Accrued expenses	6,616,111	4,134,397
Contract liabilities	7,628,697	4,551,695
Customer deposits	385,091	—

Total current liabilities	33,773,241	14,706,492
Notes payable, non-current
Principal amount	38,987,426	52,652,203
Less unamortized deferred financing costs	(716,163)	(905,180)

Notes payable, net of unamortized deferred financing costs	38,271,263	51,747,023

Deferred lease obligation	13,949,303	13,225,021
Deferred tax liabilities, net	14,317,491	16,058,029
Other long-term liabilities	3,431,414	2,318,490

Total liabilities	103,742,712	98,055,055

Members’ equity	76,451,708	54,220,910
Accumulated other comprehensive loss	(556,595)	(85,591)
Noncontrolling interests in consolidated subsidiaries	5,003,785	3,891,907

Total members’ equity	80,898,898	58,027,226

Total liabilities and members’ equity	$184,641,610	$156,082,281

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Operations

for the years ended December 31,

	2021	2020
Revenue	$65,453,885	$52,423,902
Cost of sales, excluding depreciation and amortization expense	22,626,777	16,211,004

Gross profit	42,827,108	36,212,898

Selling, general and administrative expenses	43,093,965	39,673,515

Operating loss	(266,857)	(3,460,617)

Other income (expense):
Interest income	15,101	46,222
Foreign exchange loss	(642,138)	(14,035)
Gain on extinguishment of debt	1,387,800	—
Gain on sale of discontinued operations	5,066,109	—
Interest expense	(4,687,024)	(3,375,661)
Other nonoperating	(21,347)	2,433

Income (loss) before income tax expense	851,644	(6,801,658)

Income tax expense	(373,737)	(429,165)

Net income (loss) from continuing operations	477,907	(7,230,823)

Net income from discontinued operations	178,045	1,061,840

Net income (loss)	655,952	(6,168,983)

Net loss attributable to the noncontrolling interests	(321,204)	(732,058)

Net income (loss) attributable to Island Global Yachting LLC and Subsidiaries	$977,156	$(5,436,925)

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Comprehensive Income (Loss)

for the years ended December 31,

	2021	2020
Net income (loss) attributable to Island Global Yachting LLC and Subsidiaries	$977,156	$(5,436,925)
Other comprehensive loss, net of tax:
Change in foreign currency translation adjustments	(471,004)	(84,302)

Other comprehensive loss	(471,004)	(84,302)

Comprehensive income (loss) attributable to Island Global Yachting LLC and Subsidiaries	$506,152	$(5,521,227)

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Members’ Equity

	Class A Members	Class B Members	Series A Preferred	Series A-2 Preferred	Receivable from Parent (IGY LP)	Members’ Equity	Accumulated Other Comprehensive Loss	Noncontrolling Interest	Total
Balance at December 31, 2019	$(67,494,115)	$120,372,404	$28,749,533	$—	$(22,277,065)	$59,350,757	$(1,289)	$5,123,814	$64,473,282
Share-based compensation	—	307,078	—	—	—	307,078	—	45,900	352,978
Currency translation adjustment	—	—	—	—	—	—	(84,302)	—	(84,302)
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	—	(732,058)	(732,058)
Other activities of noncontrolling interests, net	—	—	—	—	—	—	—	(545,749)	(545,749)
Net (loss) income	(3,218,166)	(4,518,722)	2,299,963	—	—	(5,436,925)	—	—	(5,436,925)

Balance at December 31, 2020	$(70,712,281)	$116,160,760	$31,049,496	$—	$(22,277,065)	$54,220,910	$(85,591)	$3,891,907	$58,027,226
Share-based compensation	—	307,078	—	—	—	307,078	—	—	307,078
Capital contribution	—	—	—	27,000,000	—	27,000,000	—	—	27,000,000
Dividends paid	—	—	(2,619,496)	—	—	(2,619,496)	—	—	(2,619,496)
Purchase of noncontrolling interest of American Yacht Harbor	(1,428,350)	(2,005,590)	—	—	—	(3,433,940)	—	(1,166,060)	(4,600,000)
Currency translation adjustment	—	—	—	—	—	—	(471,004)	—	(471,004)
Net loss attributable to noncontrolling interests	—	—	—	—	—	—	—	(321,204)	(321,204)
Other activities of noncontrolling interests, net	—	—	—	—	—	—	—	2,599,142	2,599,142
Net (loss) income	(763,654)	(1,069,554)	2,301,432	508,932	—	977,156	—	—	977,156

Balance at December 31, 2021	$(72,904,285)	$113,392,694	$30,731,432	$27,508,932	$(22,277,065)	$76,451,708	$(556,595)	$5,003,785	$80,898,898

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Cash Flows

for the years ended December 31,

	2021	2020
Cash flows from operating activities:
Net income (loss)	$655,952	$(6,168,983)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization, and accretion expense	6,447,341	5,997,279
Provision for doubtful accounts	(432,356)	75,028
Amortization of deferred financing costs	695,098	277,719
Gain on disposal of property and equipment	(454,344)	—
Loss on sale of equity method investment	—	54,339
Share-based compensation	203,803	352,978
Equity method investment losses	795,260	485,292
Gain on extinguishment of debt	(1,387,800)	—
Gain on sale of Applied Technology and Management Inc.	(5,066,109)	—
Increase in deferred lease obligation	767,220	818,516
Deferred income tax benefit	(2,363,812)	(787,575)
Unrealized loss (gain) on foreign exchange	333,806	(296,308)
Changes in operating assets and liabilities:
Accounts receivable	(2,053,847)	2,622,370
Unbilled revenue	(118,557)	4,234
Prepaid expenses and other current assets	769,566	337,317
Other assets	197,903	713,334
Accounts payable, accrued expenses, and other current liabilities	2,598,340	(668,764)
Customer deposits and other noncurrent liabilities	1,060,986	(321,579)
Deferred revenue	(97,183)	(177,921)

Net cash provided by operating activities	2,551,267	3,317,276

Cash flows from investing activities:
Purchase of property and equipment	(3,024,426)	(1,873,876)
Purchase of Marina di Portisco, net of cash acquired	(23,411,655)	—
Purchase of noncontrolling interests of American Yacht Harbor	(4,600,000)	—
Purchase of Fairport Yacht Support LLC, net of cash acquired	(5,108,252)	—
Proceeds from sale of Applied Technology & Management Inc, net of cash sold	4,783,612	—
Proceeds from sale of property and equipment	609,592	—
Purchase of equity method investment	(732,199)	(8,278,031)
Distributions received from equity method investments	2,229,309	—
Proceeds from sale of equity method investment	—	2,679,582
Issuance of notes receivable	—	(75,000)
Receipt of payments on notes receivable	—	251,923

Net cash used in investing activities	(29,254,019)	(7,295,402)

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

for the years ended December 31,

	2021	2020
Cash flows from financing activities:
Principal payments on notes payable	(17,100,611)	(7,586,218)
Proceeds from notes payable	16,000,000	22,887,800
Proceeds from notes payable to related party	1,583,301	—
Capital contribution from members	27,000,000	—
Noncontrolling interest contribution	1,134,438	—
Payment of deferred financing costs	(506,081)	(1,028,599)
Distribution to member	(2,619,496)	—
Distribution to noncontrolling interest	—	(545,749)

Net cash provided by financing activities	25,491,551	13,727,234

Currency translation on cash balance	(127,703)	52,223

Net (decrease) increase in cash and cash equivalents and restricted cash	(1,338,904)	9,801,331
Cash and cash equivalents and restricted cash, at beginning of year	27,055,958	17,254,627

Cash and cash equivalents and restricted cash, at end of year	$25,717,054	$27,055,958

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Consolidated Statements of Cash Flows (Continued)

for the years ended December 31,

	2021	2020
Reconciliation of cash, cash equivalents, and restricted cash reflected in the consolidated statements of cash flows to the consolidated balance sheets:
Cash and cash equivalents per the consolidated balance sheets	$23,340,309	$26,681,143
Restricted cash per the consolidated balance sheets	2,376,745	374,815

Total cash, cash equivalents, and restricted cash per the consolidated statements of cash flows	$25,717,054	$27,055,958

Supplemental disclosure of cash flow information:
Cash paid for interest	$3,871,699	$2,947,741

Cash paid for income taxes	$1,113,654	$1,053,582

The accompanying notes are an integral part of these consolidated financial statements.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Description of Business and Organization – Island Global Yachting LLC (“IGY” or the “Company”), was registered as a Delaware LLC on August 7, 2020. IGY was previously registered as Island Global Yachting Ltd., a Cayman Islands exempted company which was formed as a subsidiary of Island Global Yachting L.P. (“IGYl” or the “Parent”), a Delaware limited partnership, formerly a Cayman Islands exempted limited partnership, in October 2005. The Company was capitalized with additional equity from five partnerships: Island Global Yachting II L.P. (“IGY2”), a Delaware limited partnership, Island Global Yachting III L.P. (“IGY3”), a Delaware limited partnership, Island Global Yachting IV L.P. (“IGY4”), a Delaware limited partnership, formerly a Cayman Islands exempted limited partnership, Island Global Yachting VI L.P. (“IGY6”), a Delaware limited partnership and Island Global Yachting VII L.P. (“IGY7”), a Delaware limited partnership. Each of IGY2, IGY3, and IGY4 is a holder of Class B shares in IGY. IGY6 holds Series A Preferred Shares that are convertible into Class A Shares of IGY. IGY7 holds Series A-2 Preferred Shares that are convertible into Class A Shares of IGY. See Note 14 for further details on the IGY equity structure.

IGY conducts its business primarily through its subsidiaries, Island Global Yachting Services Ltd. (“IGYS”) and Island Global Yachting Facilities Ltd. (“IGYF”). Prior to the sale of ATM in 2021, IGYS and its subsidiaries provided marina design and development services, marina and property management services, and environmental, water resources, and coastal engineering services. IGYF, through its various operating subsidiaries, acquires and holds direct and indirect interests (including controlling and noncontrolling interests) in luxury marina and related upland facilities in key yachting and nautical tourism areas around the world.

In 2021 and 2020, IGY’s operations were conducted primarily in the Caribbean, the United States of America, Mexico, and Europe.

Principles of Consolidation – The consolidated financial statements include the financial statements of IGY and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation. The Company accounts for the portion of a subsidiary that is not owned as noncontrolling interests. Noncontrolling interests in an acquired enterprise are reported in the consolidated financial statements at the fair value of the net assets acquired by the Company at the date of acquisition, depending on the nature of the acquisition, plus the cumulative allocation of net income (loss) from that date forward to the noncontrolling interests based on its ownership percentage.

In addition, the Company evaluates its relationships with other entities to identify whether they are variable interest entities as defined by the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) section 810-10-50, Consolidations, and to assess whether it is the primary beneficiary of such entities. If the determination is made that the Company is the primary beneficiary, then that entity is included in the consolidated financial statements in accordance with ASC section 810-10-50. As of December 31, 2021, and 2020, the Company did not have any variable interest entities of which it was the primary beneficiary.

Cash and Cash Equivalents and Restricted Cash – For purposes of the consolidated statements of cash flows, the Company considers liquid investments with original maturities of three months or less to be cash equivalents. At various times throughout the year, the Company maintains cash balances in excess of insured limits. The Company’s management believes it mitigates custodial risk by banking with major financial institutions.

As of December 31, 2021 and 2020, $2,376,745 and $374,815 of the Company’s cash is restricted, respectively. Restricted cash consists primarily of amounts contained within accounts that can only be used for specific purposes in accordance with debt and lease covenants.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents and Restricted Cash (continued) – Approximately $10,470,000 and $11,630,000 of unrestricted cash and cash equivalents were pledged as collateral under the Company’s loan agreements as of December 31, 2021 and 2020, respectively.

Prepaid Expenses and Other Current Assets – Prepaid expenses and other current assets consist primarily of prepaid rent and insurance, inventory, and security deposits.

Equity Method Investments – The Company accounts for its investments in partnership or membership interests using the equity method. Investments accounted for under the equity method generally represent an investment of 20% - 50%. The investment is adjusted for income or loss allocations and the receipt of distributions of capital. The Company’s investments in affiliated companies, discussed in Note 8, generated losses of $795,260 and $485,292 for the years ended December 31, 2021 and 2020, respectively.

Land – The Company owns land and submerged land at marinas in the Caribbean, Italy and Mexico. Land is carried at original cost or at its fair value on the date of acquisition if acquired in a business combination, net of impairment losses.

Beneficial Leasehold Interest Intangible Assets – The Company holds long-term leases (beneficial leasehold interest intangible assets) for land and submerged land at various marina sites. These lease terms were favorable compared to pricing of market transactions at the time of acquisition and therefore represented an intangible asset. These assets are recorded at their original cost or at their fair value on the date of acquisition if acquired in a business combination, net of impairment losses, less amortization expense using the straight-line method over the shorter of the lease term or estimated useful life of the asset.

Property and Equipment – Property and equipment are stated at cost or at their fair value on the date of acquisition, if acquired in a business purchase combination, net of accumulated depreciation and impairment losses. Depreciation on property and equipment is calculated on the straight-line method over the estimated useful lives of the assets. The estimated useful lives of the Company’s assets are as follows:

Buildings	30-55 years
Marina buildings and structures	15-40 years
Equipment	3-10 years
Vehicles	5 years
Furniture and fixtures	5-10 years

For projects under development, the Company capitalizes all direct costs related to the acquisition, development, and construction of the project, including interest, property taxes, and amortization of deferred financing costs as well as indirect costs, such as allocations of wages and expenses of employees of certain affiliates under common control that clearly and directly relate to the project. Upon completion of the project, assets are placed into service and depreciated over their estimated useful lives.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Property and Equipment (continued) – Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or estimated useful life of the asset. The Company may provide a lessee with an allowance for construction of leasehold improvements. Leasehold improvements are capitalized as part of the building, recorded as tenant improvements, and depreciated over the shorter of the useful life of the improvements or the lease term.

Impairment of Long-Lived Assets – In accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) topic 360, Property, Plant and Equipment, long-lived assets, such as land and property and equipment are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The fair value of the asset is calculated by discounting the future estimated undiscounted cash flows using an interest rate relevant to the industry and economic conditions. For the year ended December 31, 2018, the Company’s management considered whether cash flow reductions due to Hurricanes Irma and Maria were temporary in nature or permanent reductions in cash flow. Based on reconstruction of the Company’s property and surrounding area as well as the indicators of a market recovery of St. Thomas and St. Maarten, as a whole, management believed that the reduction in cash flows generated by its long-lived assets was temporary. Therefore, an impairment analysis was determined not to be necessary. Management evaluated this assessment as of December 31, 2019 and based on the pace of a market recovery of St. Thomas and St. Maarten, no impairment analysis was deemed necessary. Therefore, for the years ended December 31, 2021 and 2020, the Company determined that it did not have an impairment loss relating to its property and equipment or intangible assets.

Goodwill – The Company accounts for goodwill in accordance with FASB ASC topic 350, Intangibles — Goodwill and Other (“ASC 350”). For business combinations, the excess of the purchase price over the estimated fair value of net assets acquired in a business combination is recorded as goodwill. In accordance with ASC 350, the Company tests goodwill for impairment at least annually and whenever events or changes in circumstances indicate that the carrying value may not be recoverable. If the carrying amount of a reporting unit’s goodwill exceeds its fair value, the Company recognizes an impairment loss in accordance with ASC 350. Based upon the Company’s most recent analysis, management determined that it is not “more likely than not” that the fair values of its reporting units are less than their carrying values. As a result, the Company was not required to perform a quantitative goodwill impairment test. As the goodwill was related to an acquisition which occurred during 2021, there was no goodwill balance in 2020. See Note 15 for further information.

Deferred Financing Costs – Costs incurred to obtain financing are being amortized using the straight-line method, which approximates the effective-interest method, over the term of the related debt. Deferred financing costs at December 31, 2021 and 2020 of $716,163 and $905,180 are net of accumulated amortization of $2,330,279 and $2,809,695, respectively, and the amounts are deducted from the liability to which they relate in the accompanying consolidated balance sheets.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Other Assets – Other assets consist of utility and operating lease security deposits, deferred contract costs and straight-line rent receivables. Deferred contract costs represent amounts paid for the rights to receive future revenues and are amortized over the life of the contract on a straight-line basis. The amortization of these costs is recorded as a reduction of revenues. The weighted average remaining life was approximately 9 years remaining as of December 31, 2021. See table below for detail of other assets at December 31, 2021 and 2020:

	2021	2020
Security deposits	$960,158	$1,019,841
Deferred contract costs	1,139,846	1,330,263
Other assets	12,113	1,351

Total other assets	$2,112,117	$2,351,455

Members’ Equity – The Company has purchased limited partnership units of its Parent and members to effect an indirect repurchase of its own shares. The Company accounts for those in a manner similar to treasury stock as the amounts repurchased are treated as a reduction to Members’ Equity. Those shares are not considered to be outstanding for the Company’s Parent or other members of the Company as it is the Company’s intention to retire the shares.

Revenue Recognition – The Company’s revenues are primarily comprised of services provided by IGYS and rentals and services provided by IGYF. IGYS provides engineering, development, and marina management services. IGYF revenues are primarily derived from ownership of marina and upland facilities. Revenue is recognized when control of the promised goods or services is transferred to the customer in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods or services.

Engineering revenues – Revenues consist of professional engineering services. The Company’s services are sold principally on a time and material basis or in some cases at a fixed price. Time and material projects are distinguished from fixed-price agreements in that the price of the services are quoted based on days incurred on the project or some other measure of time such as hours, weeks, or months. Fixed-price agreements are defined as any agreements entered into for a predetermined total price regardless of the number of days actually needed to complete the project or any agreements entered into on a time and materials basis that have a cap. Revenue is recognized when effort is expended on a contract or reimbursable expenses are incurred with profit being recognized as the difference between total estimated revenue and estimated costs to complete. The input method is used for revenue recognized over time, which measures the efforts expended to satisfy the obligation.

Performance obligations – A performance obligation is a promise in a contract to transfer a distinct good or service to the customer and is the unit of account in ASC 606. A contract’s transaction price is allocated to each distinct performance obligation and recognized as revenue when, or as, the performance obligation is satisfied. The majority of contracts have multiple performance obligations due to the contract covering multiple phases of the project lifecycle. For contracts with multiple performance obligations, the transaction price is allocated to each performance obligation using the best estimate of the standalone selling price of each distinct good or service in the contract.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued) – Performance obligations (continued) – The primary method used to estimate standalone selling price is the expected cost plus a margin approach, under which the expected costs of satisfying a performance obligation are forecasted and then an appropriate margin for that distinct good or service is added. Some engineering contracts have the price of each phase of work included as part of the contract. These prices are used to recognize revenue based on the effort put into each phase of the contract.

Contract Modifications – Contract modifications are routine in the performance of engineering contracts. Contracts are often modified to account for changes in contract specifications or requirements. In most instances, contract modifications are for goods or services that are not distinct, and, therefore, are accounted for as part of the existing contract.

Contract Balances – The timing of revenue recognition, billings, and cash collections results in billed accounts receivable, unbilled receivables (contract assets), and customer advances and deposits (contract liabilities) on the consolidated balance sheet. Generally, billing occurs subsequent to revenue recognition, resulting in contract assets. However, advances or deposits are often received from customers, before revenue is recognized, resulting in contract liabilities. These assets and liabilities are reported on the consolidated balance sheet on a contract-by-contract basis at the end of each reporting period.

Losses on fixed-price projects are recognized during the period in which the loss first becomes evident and a contract liability is recorded. Project losses are determined to be the amount by which the estimated total costs of the project exceed the total fixed price per the agreement. Customer billings in excess of revenues earned are recorded as deferred revenues (contract liability) in the accompanying consolidated balance sheets.

Unbilled Revenue – Unbilled receivables represent revenue recognized on long-term contracts (contract costs and estimated profits) less associated advances and progress billings. These amounts will be billed in accordance with the agreed-upon contractual terms or upon achievement of contractual milestones.

Development and marina management revenues – The Company has agreements in place with marinas to provide development and management services. Performance obligations include managing the operations of the marina and providing marketing and training. Revenue is recognized as the services are performed. In addition, certain agreements include incentives based on marina performance, which are recognized in the period earned. Payment terms are based on each agreement and typically align with when services are provided.

Yacht management services revenue – The Company has agreements in place with yacht customers to provide management services. Performance obligations include managing the finances and administrative functions of yacht customers. Revenue is recognized as the services are performed. Payment terms are based on each agreement and typically align with when services are provided.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued) – Marina revenues – Marina revenues primarily consist of slip rentals, fuel and utility sales, and other ancillary goods and services related to the marina property. Performance obligations include making the slips available and providing fuel, utilities, goods and services. Revenue is recognized when slips are occupied or fuel, utilities, goods, and services have been delivered or rendered, respectively. Payment terms typically align with when the goods and services are provided.

For billings that are made in advance and non-cancellable deposits for slip rentals, any amounts that have been billed or collected for which the slip has not yet been occupied, are recorded as deferred revenue or customer deposits (contract liabilities) until the slip has been occupied.

Upland revenues – Upland revenues primarily consist of building and facility rentals under lease agreements (which do not fall under the guidance of ASC 606 and are discussed later in Note 1 and further in Note 5), common area charges, utility sales, food and beverage sales and other ancillary goods and services related to the upland property. Performance obligations include performing common area maintenance and providing utilities, food and beverages, and other ancillary goods and services. Revenue is recognized when common area maintenance, utilities, goods, and services have been delivered or rendered. Payment terms typically align with when the goods and services are provided.

Accounts receivable – Accounts receivable represent amounts due from development and management agreements and marina and upland customers. Payment terms for development and management agreements are based on the agreements. Marina customers are generally required to pay upon departure from the marina. Upland customers have payment terms that coincide with their lease agreements. Based on historical experience and specific identification of customer balances, management has recorded an allowance for doubtful accounts of $1,312,093 and $743,416 at December 31, 2021 and 2020, respectively. Of the Company’s accounts receivable, $5,438,179 and $3,716,694 of net accounts receivable served as collateral for the notes payable and credit facilities at December 31, 2021 and 2020, respectively. Most customer agreements have payment terms that allow varying interest amounts to be charged to the customer if payment is not received by the due date. Amounts charged under these provisions are recorded as interest income on the consolidated statements of operations.

Judgments – For engineering contracts, estimates are based on various assumptions to project the outcome of future events that often span several months to in excess of a year. These assumptions include labor productivity and availability, the complexity of the work to be performed, the cost and availability of materials, the performance of subcontractors, and the availability and timing of funding from the customer. As a significant change in one or more of these estimates could affect contracts’ profitability, contracts and estimates are reviewed and updated regularly. Adjustments in estimated profit on contracts are recognized under the cumulative catch-up method. Under this method, the impact of the adjustment on profit recorded to date on a contract is recognized in the period the adjustment is identified. Revenue and profit in future periods of contract performance are recognized using the adjusted estimate. If at any time the estimate of contract profitability indicates an anticipated loss on the contract, the total loss is recognized in the period it is identified.

Several factors are considered in determining that control transfers to the customer upon use of slips at the marina, or when fuel, utilities, goods, and other ancillary goods and services are provided to the customer. These factors include a present right to payment and that the customer has assumed the risks and rewards of ownership at the time the slip, goods, or services are provided.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Revenue Recognition (continued) – Economic factors – Marina and upland revenue can be impacted by overall economic conditions, as there can be changes to marina visits and upland rentals during periods with poor economic conditions. The weather may also negatively impact marina and upland revenue, as the marinas and shops are located in areas that are subject to tropical storms. Revenue from management agreements is impacted by the performance of each marina under agreement and therefore would also be impacted by overall economic and weather conditions. Engineering revenues could be impacted by these economic and weather conditions, also.

Sales and Gross Receipts Taxes – These taxes are presented within non-income taxes on the consolidated statements of operations, while revenues are presented at a gross amount not reduced by these taxes.

Advertising and Marketing Costs – Advertising and marketing costs are expensed as incurred and amounted to $1,200,293 and $434,041 for the years ended December 31, 2021 and 2020, respectively.

Rent Expense and Deferred Lease Obligation – The Company leases land, submerged land, and office space. Minimum rental expenses are recognized over the term of the lease. The Company recognizes minimum rent starting when possession of the property is taken. When a lease contains a predetermined fixed escalation of the minimum rent, the Company recognizes the related rent expense on a straight-line basis and records the difference between the recognized rent expense and the amounts payable under the lease as deferred lease obligation.

Income Taxes – The Company is not subject to U.S. federal or state income taxes as the tax effects of the Company’s activities are reported directly by the members on their respective income tax returns, but certain of the Company’s subsidiaries are subject to income taxes. The Company’s management believes that the part of ASC subtopic 740-10, Income Taxes, which relates to uncertain tax positions, does not have a material effect on the Company’s consolidated financial statements. The tax years 2019 through 2021 are open to examination by the applicable taxing authorities.

Certain of the Company’s subsidiaries are taxable corporations operating in U.S. and foreign jurisdictions that impose income taxes. For these subsidiaries, income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

The Company is a withholding agent for U.S. federal tax purposes with respect to its foreign members. As a result, the Company makes periodic U.S. federal tax payments, to the extent the Company earns income during a period, on behalf of its foreign members to satisfy this withholding obligation and file related annual information tax returns with the Internal Revenue Service (“IRS”). Any U.S. withholding payments made on behalf of a foreign member is a cash distribution to such member. Should the Company under withhold on its foreign members’ distributive share of the Company’s income, the Company and its Parent may become liable for such under withholding.

Major Maintenance Activities – The Company incurs maintenance costs for all its major property and equipment. Repair and maintenance costs are expensed as incurred.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Commitments and Contingencies – During the course of its operations, the Company is subject to various legal claims. Management reviews the validity of such claims and acts accordingly. Liabilities for loss contingencies, including environmental remediation costs not within the scope of ASC topic 410, Asset Retirement and Environmental Obligations, arising from claims, assessments, litigation, fines and penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment and/or remediation can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Share-Based Compensation – The Company records stock-based compensation in accordance with ASC topic 718, Compensation – Stock Compensation. This statement requires that all stock-based compensation be recognized at fair value of the award. The Company recognizes compensation costs for awards with performance conditions when the achievement of the performance condition is considered probable. See Note 11 for further details.

Foreign Currency – As required in ASC subtopic 830-20, Foreign Currency Matters, management evaluates various factors in determining the functional currency of its subsidiaries, including the currency of its revenues, labor and material components, and the overall economic environment in which the subsidiary operates. Exchange gains and losses for transactions that are denominated in a currency other than a subsidiary’s functional currency are recognized in the consolidated statements of operations. The U.S. dollar is the functional currency used in the consolidated financial statements. Certain subsidiaries maintain their books and records in a local currency other than the U.S. dollar, primarily Euros, which is the subsidiaries’ functional currency. As such, the financial statements of these subsidiaries are translated to the Company’s functional currency and any adjustments resulting from the translation are recorded in a separate component of accumulated other comprehensive income in members’ equity.

Use of Estimates – The preparation of the consolidated financial statements requires management of the Company to make a number of estimates and assumptions relating to the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant items subject to such estimates and assumptions include the fair value of land, property and equipment, investments in affiliated companies, assets held for sale, casualty losses recorded on capital assets, and valuation allowances for receivables, and deferred income tax assets. Actual results could differ from those estimates.

Fair Value Measurements – ASC subtopic 820-10, Fair Value Measurement, defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. ASC subtopic 820-10 also establishes a framework for measuring fair value and expands disclosures about fair value measurements. The Company applies the provisions of ASC subtopic 820-10 to fair value measurements of nonfinancial assets and nonfinancial liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a recurring or nonrecurring basis. The Company currently has no assets or liabilities carried at fair value on a recurring basis in the consolidated financial statements.

Reclassifications – Certain amounts have been reclassified in the 2021 and 2020 consolidated balance sheets and consolidated statements of operations due to a management decision to change the presentation, primarily to condense its consolidated statements of operations. There was no impact on net income, gross profit, or members’ equity as a result of these reclassifications.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies (continued)

Recently Issued Accounting Standards Not Yet Adopted – In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which is required to be implemented for fiscal periods beginning after December 15, 2021. The provisions of the ASU seek to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and by disclosing key information about leasing arrangements. ASU 2016-02 requires that a lessee will be required to recognize assets and liabilities for all leases with lease terms of more than 12 months. Additionally, the ASU will require disclosures to help investors and other financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases, including qualitative and quantitative requirements. Lessor accounting will remain largely unchanged except for changes to align lessor accounting with ASU 2014-09, Revenue from Contracts with Customers (Topic 606). The Company is currently evaluating the effect of the required implementation of this ASU on its consolidated financial statements.

Note 2. Accounts Receivable and Revenue

The following table shows the Company’s revenue disaggregated between revenue from contracts with customers and other revenue.

Year ended December 31,	2021	2020
Upland leases	$7,131,932	$5,636,468
Upland utilities	2,829,108	2,159,882
Revenue from contracts with customers	55,492,845	44,627,552

Total revenue	$65,453,885	$52,423,902

The following table shows the Company’s revenue from contracts with customers disaggregated into categories that depict the nature of the revenue.

Year ended December 31,	2021	2020
Marina revenue	$45,212,116	$37,405,095
Professional services	4,261,777	2,104,468
Other	6,018,952	5,117,989

Total revenue from contracts with customers	$55,492,845	$44,627,552

The Company’s revenues from contracts with customers were recognized as follows according to timing of the transfer of goods or services:

Year ended December 31,	2021	2020
Revenue recognized at a point in time	$30,611,236	$30,249,321
Revenue recognized over time	24,881,609	14,378,231

Total revenue from contacts with customers	$55,492,845	$44,627,552

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 2. Accounts Receivable and Revenue (continued)

Contract assets and liabilities arising from contracts with customers consist of the following:

Year ended December 31,	2021	2020
Contract assets:
Accounts receivable	$8,927,665	$5,506,330
Unbilled revenue	148,760	716,523

Total contract assets	$9,076,425	$6,222,853

Contract liabilities:
Deferred revenue	$2,728,551	$545,196
Customer deposits	4,900,146	4,006,499

Total contract liabilities	$7,628,697	$4,551,695

Note 3. Related-Party Transactions

The following is a summary of revenues and income earned and fees incurred for the years ended December 31:

Included in revenues	2021	2020
Management fees paid by affiliate	$419,196	$150,865
Acquisition fee received from IG Holdings LLC	—	412,000
Refinance fee received from IG Holdings LLC	120,000	—

Included in costs and expenses	2021	2020
Asset management fees paid to IGYD	$(463,861)	$1,212,628
Acquisition fee paid to IGYD	—	73,569
Agent fee paid to Anubis Securities LLC	—	540,000
Personnel and overhead costs paid by affiliates	(232,182)	(376,810)
Personnel and overhead costs paid to affiliates	1,101,576	912,359

Fees paid or payable to Island Global Yachting Directives LLC (“IGYD”), an affiliate of the Company’s Parent, are all pursuant to the relevant partnership agreements of certain shareholders of the Company and the subscription and shareholder agreements between each such partnership and the Company. Generally, these amounts are payable quarterly.

During 2020, IGY paid a $540,000 placement agent fee to Anubis Securities LLC, an affiliate of IGYD, in connection with the IG Holdings LLC equity raise. Additionally, IGY paid IGYD a $73,569 acquisition fee related to the real estate acquisition of Island Gardens Deep Harbour LLC made by IG Holdings LLC. IGY’s wholly owned subsidiary IG Directives LLC, received a fee of $412,000 from IG Holdings LLC related to the acquisition of Island Gardens Deep Harbour LLC. IG Directives LLC is the general partner for IG Holdings LLC. During 2021, IG Directives LLC received a fee of $120,000 from IG Holdings LLC related to the refinance of debt of Island Gardens Deep Harbour LLC. See Note 8 for additional details on this investment.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 3. Related-Party Transactions (continued)

Personnel and overhead costs were included in the consolidated statements of operations and are reimbursement charges at cost from IGYD and its affiliates relating to non-IGY employees who performed services for the Company for the years ended December 31, 2021 and 2020. In addition, IGYD and its affiliates and from IG Holdings LLC and its affiliate reimbursed the Company for personnel and overhead costs. The amounts are generally paid monthly.

In November 2007, IGY1 executed a $5,500,000 note payable on demand in favor of IGY to enable IGY1 to meet its obligation under the letter of credit posted in favor of the lender on the construction loan facility for Yacht Haven USVI. Through 2008, $4,004,432 had been advanced to IGY1. No additional advances have been made through December 31, 2021. The receivable from the Parent is secured by a security interest in, lien on, and right of setoff against all IGY shares owned by the Parent, together with all dividends and distributions thereon and all proceeds thereof. Interest is payable quarterly on the principal amount (including interest permitted by IGY to be added to principal) at 18% per annum. In 2017, the note payable was modified to suspend the accrual of interest until the occurrence of a termination event as defined by the agreement. Therefore, there was no interest accrued on this note for the years ended December 31, 2021 and 2020. The amount receivable from the Parent was $22,277,065 at December 31, 2021 and 2020 and is reflected as a reduction of members’ equity in the accompanying consolidated financial statements.

Note 4. Beneficial Leasehold Interest Intangible Assets

Beneficial leasehold interest intangible assets consisted of the following at December 31:

	2021	2020
Beneficial leasehold interest intangible assets	$23,881,207	$23,881,207
Accumulated amortization, beneficial leasehold interest intangible assets	(10,623,985)	(9,944,294)

Beneficial leasehold interest intangible assets, net	$13,257,222	$13,936,913

Amortization expense related to these beneficial leasehold intangible assets in 2021 and 2020 was $679,691 and $680,739, respectively. Future annual amortization expense for the next five years will be $679,691.

The Company has several land and submerged land leases that expire through 2093 and, in most cases, provide for renewal options. Generally, the Company is required to pay real estate taxes (where not subject to abatement) and maintain insurance on its leased property. Minimum rent payments under these operating leases are recognized on a straight-line basis over the terms of the leases, including any periods of free rent and expected renewal periods. Total expenses associated with these leases were $2,251,734 and $2,067,489 in 2021 and 2020, respectively.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 4. Beneficial Leasehold Interest Intangible Assets (continued)

Total future minimum payments due under land leases as of December 31, 2021 are as follows:

Year ending December 31:
2022	$1,223,050
2023	1,229,865
2024	1,299,749
2025	1,369,633
2026	1,389,506
Thereafter	159,112,721

Total	$165,624,524

A subsidiary of the Company is a lessee to two land leases which have future minimum rents owed under those leases through the 30th year following the year in which the rent level increase becomes effective. These amounts are included in the above schedule. Subsequent to the 30th year, 2039 for one lease and 2040 for the other, future minimum rents will be adjusted to amounts equal to the fair rental value of the leased properties, as determined by qualified appraisers, but under no circumstances will the rents charged be less than 85% or more than 115% of the immediately preceding year’s annual rent. These amounts are not included in the above schedule. Following the determinations of the annual rents for the 30th year, the annual minimum rents will increase based upon the U.S. Consumer Price Index of Labor Statistics for all urban consumers.

Note 5. Leases, excluding land leases

Operating Leases – other than land leases - The Company has several non-cancelable operating leases, primarily for office space. These leases generally contain renewal options for periods ranging up to 10 years and require the Company to pay all executory costs such as maintenance and insurance. Rental expense for operating leases during 2021 and 2020 was $356,234 and $484,109, respectively.

Future estimated minimum lease payments under non-cancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 2021 are:

Year ending December 31:
2022	$5,320
2023	—
2024	—

Total	$5,320

One of the Company’s leases was terminated in 2021 for a fee of $100,000 plus surrender of equipment with a book value of approximately $50,000.

Retail Leases – Subsidiaries of the Company lease upland building spaces to retail tenants under operating leases. The leases contain standard renewal options. Base rentals are subject to escalation based upon scheduled rent increases within individual leases.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 5. Leases, excluding land leases (continued)

A schedule of estimated minimum future base rentals on non-cancelable operating leases as of December 31, 2021, is as follows:

Year ending December 31:
2022	$6,414,781
2023	4,736,726
2024	3,526,008
2025	2,172,759
2026	1,658,007

Total	$18,508,281

Upland and common area charges, which includes rental income, for the years ended December 31, 2021 and 2020, was $7,131,932 and $5,636,468, respectively.

Note 6. Property and Equipment

Property and equipment consisted of the following at December 31:

	2021	2020
Buildings	$46,892,593	$44,972,803
Marina structures	98,831,649	71,067,419
Furniture, fixtures and equipment	22,899,005	21,863,641
Leasehold improvements	1,878,423	1,197,249
Construction in progress	4,167,729	2,776,490

Total property and equipment	174,669,399	141,877,602
Accumulated depreciation and amortization	(73,991,120)	(64,214,123)

Property and equipment, net	$100,678,279	$77,663,479

Depreciation expense was $5,559,808 and $5,276,530 for the years ended December 31, 2021 and 2020, respectively. The Company leases commercial real estate, primarily to unrelated third parties, that has a gross book value of $29,418,985 and $28,418,464, and accumulated depreciation of $13,622,527 and $12,467,501 at December 31, 2021 and 2020, respectively.

Note 7. Deferred Contract Costs

The following table presents certain information regarding the Company’s deferred contract costs as of December 31, 2021 and 2020, respectively:

	Amortization period	Gross carrying amount	Accumulated amortization	Net balance December 31, 2021
Porto Cervo Marina	7 years	$627,627	$(359,737)	$267,890
Red Frog Beach Marina	14 years	1,296,561	(424,605)	871,956

Total		$1,924,188	$(784,342)	$1,139,846

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 7. Deferred Contract Costs (continued)

	Amortization period	Gross carrying amount	Accumulated amortization	Net balance December 31, 2020
Porto Cervo Marina	7 years	$627,627	$(267,889)	$359,738
Red Frog Beach Marina	14 years	1,296,561	(326,036)	970,525

Total		$1,924,188	$(593,925)	$1,330,263

The Company’s deferred contract costs arise from payments required to enter into marina management agreements or the payment of key money in relation to marina management agreements. The deferred contract costs are amortized over the life of the underlying contract on a straight-line basis. Deferred contract costs are included in other assets on the consolidated balance sheets.

Note 8. Equity Method Investments

The following table summarizes the activities of the Company’s investments in affiliated companies as of December 31, 2021 and 2020, respectively:

	Beef Island	IG Holdings LLC	Malaga	Navy Beach	IGY Gestora	Dockside Management	Total
Balance at December 31, 2019	$2,267,265	$—	$—	$1,479,919	$—	$233,921	$3,981,105
New investment	—	5,500,000	143,197	—	134,834	—	5,778,031
Disposal	—	—	—	—	—	(233,921)	(233,921)
Net loss	—	(438,048)	—	(44,957)	(2,287)	—	(485,292)

Balance at December 31, 2020	$2,267,265	$5,061,952	$143,197	$1,434,962	$132,547	$—	$9,039,923
New investment	20,630	—	425,000	245,795	40,774	—	732,199
Distribution	—	(2,152,858)	—	(76,452)	—	—	(2,229,309)
Net loss	(20,630)	(91,643)	(323,123)	(186,542)	(173,321)	—	(795,260)

Balance at December 31, 2021	$2,267,265	$2,817,451	$245,074	$1,417,763	$—	$—	$6,747,553

During 2020, $5,500,000 was contributed for 15.71% ownership of IG Holdings LLC. Initially, $8,000,000 was contributed, and $2,500,000 was subsequently sold for total contributions of $5,500,000. During 2019, $1,600,000 was contributed for 35% ownership of Navy Beach. Each of these investments were accounted for using the equity method. Although the ownership percentage for IG Holdings LLC was less than 20%, the equity method was used due to the Company’s ability to exercise influence over the entity.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 8. Equity Method Investments (continued)

Summarized unaudited financial information for IG Holdings LLC is as follows as of December 31, 2021 and for the year ended December 31, 2021:

Financial Position:
Current assets	$5,860,757
Noncurrent assets	48,622,283

Total assets	$54,483,040

Current liabilities	2,824,654
Noncurrent liabilities	29,230,785

Total liabilities	32,055,439

Members’ equity	18,149,254
Noncontrolling interest	4,278,347

Total equity and noncontrolling interest	22,427,601

Total liabilities, equity and noncontrolling interest	$54,483,040

Results of Operations:
Revenues	$9,126,061
Operating costs and expenses	(8,127,559)

Income from operations	998,502

Other income (expenses)	(1,616,123)

Net loss	(617,621)

Net loss attributable to noncontrolling interest	90,532

Net loss attributable to IG Holdings LLC	$(527,089)

Operations for the remaining equity method investments were not significant.

Note 9. Notes Payable

Proceeds from notes payable were used to purchase or refinance loans secured by operating marinas, and proceeds from construction loans were used to develop or redevelop marina properties. These property specific notes are secured by the real and personal property of each borrowing entity and, in certain instances, by the borrowing entity’s rights under retail leases and certain cash accounts and accounts receivable of the entity, as well as, the equity in the borrowing entity.

Notes payable consisted of the following at December 31:

	2021	2020
Rodney Bay Senior Note Payable	$6,373,393	$6,749,307
Yacht Haven Grande Note Payable	13,000,000	15,000,000
Isle de Sol Note Payable	16,000,000	13,887,346
Cabo Marina Note Payable	7,254,898	7,694,236
Portisco Note Payable	487,753	—
American Yacht Harbor Note Payable	10,740,353	11,138,366
IGY PPP Loan	—	1,387,800

Total Notes Payable	$53,856,397	$55,857,055

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Notes Payable (continued)

Notes payable are presented in the consolidated balance sheets in the following captions:

	2021	2020
Notes payable, current portion	$14,868,971	$3,204,852
Notes payable, excluding current portion	38,987,426	52,652,203

Total Notes Payable	$53,856,397	$55,857,055

Rodney Bay Senior Note Payable – In May 2019, RBM and Planviron (Caribbean Practice) Ltd., (together “RBM Borrowers”) signed a modification of the then existing note payable to a private lender that extended the maturity date to May 1, 2021. The loan modification reduced the interest rate to the greater of 10.5% or the one month LIBOR rate plus eight hundred fifty basis points through the maturity date. A payment of $103,875 was required as a modification fee and was paid on the RBM Borrowers’ behalf by IGY LLC. These costs were recorded as a capital contribution from IGY LLC and an increase to deferred financing costs. These costs are being amortized on the straight line method, which approximates the effective interest method. The unamortized balance of these costs were $64,922 at December 31, 2019. As part of the extinguishment in 2020, noted below, the remaining unamortized costs were written off.

In February 2020, the RBM Borrowers extinguished the previous note payable and issued a new note payable to a financial institution in the amount of $6,500,000. The new note payable matures in January 2030, and bears interest at a floating 90 day LIBOR rate plus 4.75%, and a floor of 6.50% and is payable monthly. The floating 90 day LIBOR rate adjusts every six months. Fixed payments of $74,217 are due monthly which include interest and principal. Issuance costs of approximately $60,000 were incurred in connection with the new note payable. These costs are being amortized on the straight line method, which approximates the effective interest method. The unamortized balance of these costs was $51,887 and $53,847 at December 31, 2021 and 2020, respectively.

Substantially all assets of the RBM Borrowers serve as collateral for the note payable. The terms of the loan contain certain financial covenants, negative covenants and other terms and conditions customarily found in loan agreements of this type, principally the RBM Borrowers must maintain a debt service ratio and a fixed debt to equity ratio, as defined in the loan agreement.

As a result of uncertainty related to the COVID-19 Pandemic (“COVID-19”), the RBM Borrowers negotiated a modification to the agreement which deferred all payments for a period of seven months and no principal payments would be due before March 2021. As a result of this modification, all deferred payments would be added to the final principal payment at maturity and approximately $290,000 of accrued interest was converted to principal.

The terms of the loan contained certain financial covenants, negative covenants and other terms and conditions customarily found in loan agreements of this type, principally the RBM Borrowers must maintain a debt service ratio, as defined in the loan agreement. The RBM Borrowers materially complied with the financial and negative covenants and terms and conditions.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Notes Payable (continued)

Yacht Haven Grande Note Payable – On September 29, 2020, Yacht Haven USVI LLC (“YHG”) entered into a note payable with a private lender in the amount of $15,000,000 through Yacht Haven Grande, a subsidiary. The note matures on April 1, 2022 and bears interest of 11%. Interest payments are due monthly, and principal and any remaining interest will be due at maturity. Fees of approximately $300,000 were paid in relation to the note issuance. The YHG loan is guaranteed by the Company.

On March 9, 2022, YHG agreed to a debt modification that extended the maturity date to July 1, 2022. On July 1, 2022, the Company amended the YHG Note Payable, increasing the principal to $18,000,000. The amendments extended the Note’s maturity date to July 1, 2023 and modified the interest rate to a variable rate at US Prime Rate plus 6.75%. Management is confident that it will be able to either refinance or extend the existing debt for greater than a year as the existing debt approaches maturity.

Isle de Sol Note Payable – On January 31, 2013, all previous bank financings entered into by Hop-Inn Enterprises (“IDS”) were extinguished through a loan agreement with a new lender. The 2013 senior loan facility for $16,483,499 is secured by substantially all the assets of IDS and accrued interest at 12.00% per annum. Interest only payments were due monthly and the principal balance was due at maturity. The original maturity date of January 31, 2016 included the option to extend in two twelve month increments to a maturity date no later than January 31, 2018, provided there were no events of default and IDS paid an extension payment of 1% of the outstanding principal balance.

On March 31, 2015, IDS signed a modification of the existing senior loan that reduced the interest rate to 10.5% effective February 1, 2015.

On February 1, 2016, IDS signed a modification of the existing senior loan that extended the maturity date to January 31, 2021. The modification reduced the interest rate to 9% effective February 1, 2016 through January 31, 2018 and the greater of 9% or the one-month LIBOR rate plus six hundred basis points from February 1, 2018 through the maturity date. The modification included principal payments calculated on a twenty-year amortization.

On October 1, 2017, IDS signed a modification of the existing senior loan that eliminated scheduled principal and interest payments on the loan for the months of October, November and December 2017; however, interest still accrued on outstanding principal amounts. Future payments of principal and interest were modified and approximately $61,000 of accrued interest expense was added to the principal balance in February 2018.

As a result of COVID-19, IDS negotiated a debt modification. This modification resulted in IDS being required to make interest-only payments, with seasonal modifiers, to the original maturity date of January 2021. In addition, IDS was given the option to extend the maturity date to January 2022 at an interest rate of 12% with interest-only payments being required.

The balance of the senior loan was $13,887,346 at December 31, 2020.

On January 28, 2021, IDS extinguished the previous note payable through the issuance of a new note payable with a new lender. The 2021 senior loan facility for $16,000,000 is secured by substantially all the assets of IDS and accrues interest at 7.00% per annum until January 28, 2026. From January 28, 2026 through maturity, the interest rate is the greater of 7% or the five year US Treasury rate plus five hundred basis points. Quarterly payments consist of interest only from April 1, 2021 through January 1, 2023. From April 1, 2023 through maturity, quarterly payments consist of interest plus principal based on a 15 year amortization schedule. Deferred financing costs paid as a part of this transaction were approximately $501,829.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Notes Payable (continued)

The balance of the senior loan facility was $16,000,000 at December 31, 2021.

The terms of the loan contain certain financial covenants, negative covenants, and other terms and conditions customarily found in loan agreements of this type, principally the Company must maintain a debt service coverage ratio and debt to equity ratio, as defined in the loan agreement. The Company has materially complied with the financial and negative covenants and terms and conditions.

Cabo Marina Note Payable – On October 29, 2013, Cabo Marina, S. de R.L. de C.V. (“Cabo”) borrowed $17 million from a Mexican bank and the proceeds were used to pay off the previous commercial bank loan. Under this new loan, principal and interest payments are due monthly. The loan had a 5-year term, maturing on October 30, 2018, but principal payments due were based on a 7-year amortization schedule and interest accrued at LIBOR plus 4.43%. Deferred financing costs of approximately $1 million were incurred and capitalized in connection with this loan. Substantially all assets of Cabo serve as collateral under the bank loan. Cabo has complied with the loan covenants and terms in all material respects.

On March 2, 2018, Cabo signed a modification of the existing senior loan that extended the maturity date to January 31, 2023. The modification reduced the interest rate to LIBOR plus 4.05%. The modification includes principal payments calculated on a fifteen-year amortization.

As a result of COVID-19, Cabo negotiated debt payment modification. Cabo negotiated a forbearance of principal payments for the period June to December 2020. Deferred payments will be added to the principal balance due at maturity.

American Yacht Harbor Note Payable – American Yacht Harbor (“AYH”) obtained a $15,300,000 loan facility from a bank on August 23, 2007. Interest accrued at LIBOR plus 2.00% to LIBOR plus 2.75% based on the debt service coverage ratio of AYH. Principal and interest were due monthly and the loan was scheduled to mature on September 1, 2017. On April 6, 2016, the loan was modified with a new maturity date of March 31, 2023 and a fixed interest rate of 4.95%. The modified note payable requires monthly principal payments of $33,000, plus interest, until maturity, at which time the remaining principal balance is due under a balloon payment. Issuance costs of $63,906 were paid in connection with the modification and have been recorded as reduction of the face amount of the note payable. At December 31, 2021 and 2020, the principal amount outstanding under the loan was $10,740,353 and $11,138,366, respectively.

The loan is collateralized by the real property and improvements thereon, AYH’s rights under its retail leases, and certain cash accounts and accounts receivable of AYH. As part of a security agreement with the bank, the bank has required that certain cash accounts of AYH be pledged to the bank. This amount is shown as restricted cash on the consolidated balance sheets in the amount of $1,275,021 and $1,713,398 at December 31, 2021 and 2020, respectively. The terms of the loan contain certain financial covenants, negative covenants, and other terms and conditions customarily found in loan agreements of this type. Principally, AYH must not incur additional indebtedness unless permitted in the loan agreement and AYH must provide audited financial statements to the lender by a certain date.

As a result of COVID-19, AYH negotiated a debt payment modifications. AYH obtained a forbearance of principal and interest payments for April, May and June of 2020 with the unpaid interest being added to the outstanding principal balance. Deferred payments will be added to the principal balance due at maturity.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 9. Notes Payable (continued)

IGY PPP Loan – In May 2020, IGY obtained a $1,387,800 loan from a bank under the Paycheck Protection Program administered by the United States Small Business Administration. During 2020, IGY expended the funds on payroll, rent and utilities as directed under the program. In 2021, IGY received full forgiveness of this loan.

The aggregate maturities of long-term debt for each of the years subsequent to December 31, 2021, are as follows:

Year ending December 31:
2022	$14,868,971
2023	11,857,833
2024	1,773,488
2025	1,890,443
2026	2,014,965
Thereafter	21,450,697

Total	$53,856,397

As the IGY PPP Loan of $1,387,800 was forgiven in 2021, it is excluded from the maturity schedule above.

As a result of COVID-19, the Company’s subsidiaries negotiated debt payment modifications. AYH obtained a forbearance of principal and interest payments for April, May and June of 2020 with the unpaid interest being added to the outstanding principal balance. IDS’ debt was modified to require interest only payments, with seasonal modifiers, through January 2021. RBM negotiated a six-month forbearance of principal and interest from April to September of 2020 with accrued interest to be added to the outstanding principal balance. Cabo Marina negotiated a forbearance of principal payments for the period June to December 2020. Deferred payments will be added to the principal balance due at maturity.

Note 10. Income Taxes

The total income (loss) before income taxes for the years ended December 31, 2021 and 2020 arose from entities as categorized below:

	2021	2020
Income (loss) from nontaxable entities	$2,598,656	$(6,535,088)
(Loss) income from taxable entities (below)	(1,568,967)	795,270

Income (loss) before income taxes	$1,029,689	$(5,739,818)

	2021	2020
Income from taxable entities (United States of America)	$120,080	$724,403
(Loss) income from taxable entities (Foreign)	(1,689,047)	70,867

(Loss) income before income taxes from taxable entities	$(1,568,967)	$795,270

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes (continued)

Income tax expense (benefit) for the year ended December 31, 2021, attributable to income from taxable entities consisted of the following:

	Current	Deferred	Total
U.S. federal	$—	$149,140	$149,140
State and local	—	—	—
Foreign	2,603,484	(2,378,887)	224,597

	$2,603,484	$(2,229,747)	$373,737

Income tax expense (benefit) for the year ended December 31, 2020, attributable to income from taxable entities consisted of the following:

	Current	Deferred	Total
U.S. federal	$(431)	$(149,140)	$(149,571)
State and local	—	—	—
Foreign	1,061,844	(483,108)	578,736

	$1,061,413	$(632,248)	$429,165

Income tax expense attributable to income from taxable entities was $373,737 and $429,165 for the years ended December 31, 2021 and 2020, respectively, and differed from the amount computed by applying the U.S. federal income tax rate of 21% for 2021 and 2020, to income before income taxes from taxable entities as a result of the following:

	2021	2020
Computed tax expense at statutory rate	$(329,483)	$49,942
Increase (decrease) in income tax benefit resulting from:
Netherland Antilles turnover tax	6,362	8,279
(Decrease) increase in valuation allowance	(3,147,407)	658,685
Differential in foreign rate	(97,580)	(74,749)
Investment deduction – St. Maarten	(131,257)	(108,819)
True-up of federal deferred tax assets and liabilities	3,753,363	(125,848)
Nondeductible expenses	121,155	27,304
St. Maarten income tax expense	124,990	108,292
Other, net	73,594	(113,921)

Income tax expense	$373,737	$429,165

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 10. Income Taxes (continued)

The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2021 and 2020, are presented below:

	2021	2020
Deferred tax assets:
Accounts receivable principally due to valuation differences	$—	$63,366
Compensated absences and nonqualified employee benefit plans, principally due to accrual for financial reporting purposes	—	287,207
Difference in book and tax depreciation of property and equipment	1,688,071	4,693,030
Net operating loss	1,496,017	1,313,243
Other	449,497	298,655

Total gross deferred tax assets	3,633,585	6,655,501
Less valuation allowance	(2,481,425)	(5,628,832)

Net deferred tax assets	1,152,160	1,026,669

Deferred tax liabilities:
Difference in book and tax depreciation of property and equipment	(15,447,397)	(16,945,358)
Other	(22,254)	(139,340)

Total gross deferred tax liabilities	(15,469,651)	(17,084,698)

Net deferred tax liabilities	$(14,317,491)	$(16,058,029)

In assessing whether deferred tax assets will in fact be realized, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Based upon the scheduled reversal of deferred tax liabilities and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that the Company will not realize the benefits of these deductible differences and has recorded a valuation allowance against a portion of these deferred tax assets which relate primarily to the difference in book and tax depreciation of property and equipment and net operating losses at December 31, 2021 and 2020.

The valuation allowance for deferred tax assets as of December 31, 2021 and 2020 was $2,481,425 and $5,628,832, respectively. The net change in the total valuation allowance was a decrease of $3,147,407 and an increase of $658,685 in 2021 and 2020, respectively. The decrease for the year ended December 31, 2021 is primarily due to an adjustment of deferred tax attributes on Rodney Bay Marina Ltd. Several of the taxable entities have net operating losses which are being carried forward into future years. These losses have expiration periods which vary according to the appropriate taxing authorities’ regulations.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Share-Based Compensation and Supplemental Retirement Plan

Share-Based Compensation

2018 IGY Option Plan

On December 1, 2018, the Board of the Company adopted the Island Global Yachting LLC 2018 Share Option Plan (the “2018 Plan”). The 2018 Plan is administered by the Board. Under the 2018 Plan, the Board had complete discretion (subject to the provisions of the Plan) to grant employees, consultants, and nonemployee directors of the Company and its affiliates and subsidiaries nonqualified share options to purchase authorized but unissued Class B Shares of the Company. Stock options are generally granted at the estimated fair value of the stock on the grant date. These options vest over ten years of continuous service and have twenty-year contractual terms. The option contracts provide for accelerated vesting if there is a change in control, as defined in the 2018 Plan.

The fair value of each 2018 Plan stock option award is estimated on the grant date using the Black Scholes Model. Expected volatilities are based on estimates of stock prices using comparable publicly traded companies as well as historical market value data. The expected term of the options is based on an estimate of the time period that the options are expected to be outstanding. The risk-free rate for periods within the contractual term of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant.

The following is a summary of the inputs to estimate the fair value of the stock option awards granted during the year ended December 31, 2018 for the 2018 plan:

Expected volatility	65.00%
Expected Term (in years)	20
Risk Free Rate	2.92%
IGY Share Price	$2.00

The following is a summary of the inputs to estimate the fair value of the stock option awards granted during the year ended December 31, 2020 for the 2018 plan:

Expected volatility	65.00%
Expected Term (in years)	20
Risk Free Rate	0.29%
IGY Share Price	$2.00

The Company’s accounting policy is to estimate forfeitures in determining the amount of total compensation cost to record each period.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Share-Based Compensation and Supplemental Retirement Plan (continued)

Share-Based Compensation (continued)

2018 IGY Option Plan (continued)

During the year ended December 31, 2018, options to purchase 1,090,000 shares were granted at an exercise price of $4.00. As of December 31, 2021, 1,090,000 options are outstanding with 560,260 exercisable with respect to 2018 grants. The remaining vesting period is 6.92 years and the remaining contractual term is 16.92 years. The fair value of each of the 2018 granted options on the grant date was $1.69. During the year ended December 31, 2020, options to purchase 50,000 shares were granted at an exercise price of $3.00. As of December 31, 2021, 50,000 options are outstanding with 19,792 exercisable with respect to the 2020 grants. The remaining vesting period is 2.42 years and the remaining contractual term is 18.42 years. The fair value of each of the 2020 granted options on the grant date was $0.77.

$307,078 was recognized as personnel expense in the years ended December 31, 2021 and 2020 related to the 2018 and 2020 grants. As of December 31, 2021, there was $974,254 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan.

2018 ATM Option Plan

During the year ended December 31, 2018, Applied Technology and Management, Inc, a subsidiary of the Company, with approval of its stockholders, adopted a stock option plan (the “ATM 2018 Plan”) which permits the granting of stock options to employees for up to 300,000 shares of common stock of ATM (of which 1,000,000 are issued). Stock options are generally granted at the estimated fair value of the stock on the grant date. These options vest over five years of continuous service and have ten-year contractual terms. The option contracts provide for accelerated vesting if there is a change in control, as defined in the Plan.

The fair value of each ATM 2018 Plan stock option award is estimated on the grant date using the Black Scholes Model. Expected volatilities are based on estimates of stock prices using comparable publicly traded companies as well as historical market value data. The expected term of the options is based on an estimate of the time period that the options are expected to be outstanding. The risk-free rate for periods within the contractual term of the stock options is based on the U.S. Treasury yield curve in effect at the time of the grant. The following is a summary of the inputs to estimate the fair value of the stock option awards granted during the year ended December 31, 2018:

Expected volatility	30.00%
Expected Term (in years)	10
Risk Free Rate	3.16%

The Company’s accounting policy is to estimate forfeitures in determining the amount of total compensation cost to record each period. During the year ended December 31, 2018, options to purchase 170,000 shares were granted at an exercise price of $2.89. As of December 31, 2020, 170,000 options were outstanding with none exercisable. The remaining vesting period is 2.875 years and the remaining contractual term is 7.875 years. The fair value on the grant date was $2.89 with $45,900 recognized as personnel expense in the year ended December 31, 2020. As of December 31, 2020 there was $126,225 of total unrecognized compensation cost related to non-vested stock-based compensation arrangements granted under the Plan. As ATM was sold during 2021, there was no remaining unrecognized compensation cost related to the Plan as of December 31, 2021.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 11. Share-Based Compensation and Supplemental Retirement Plan (continued)

Supplemental Retirement Plan

ATM has a supplemental employee retirement plan covering certain of the subsidiary’s executive officers. The benefits are based on years of service and a percentage of the officer’s agreed-upon compensation at retirement. At December 31, 2020 the benefit obligation for this plan was $1,102,075, which equals the accrued liability at the balance sheet date because the plan has not been funded. Net periodic benefit costs were $63,642 the year ended December 31, 2020 and are included in personnel expenses in the consolidated statements of operations. During 2020 the Company paid $68,272 in benefit payments. The assumptions used to determine the benefit obligation at December 31, 2020 were: (1) a discount rate of 4.5%, and (2) rate of compensation increase of 0%, as the plan was frozen in 2010. As ATM was sold during 2021, there was no remaining benefit obligation as of December 31, 2021.

Note 12. Commitments and Contingencies

Certain of the Company’s subsidiaries are party to local development commission agreements which provide for certain economic incentives in the USVI with durations that range through December 31, 2032. The agreements required that the subsidiaries comply with certain conditions relating to its investment and operations in the USVI. The Company believes it was in compliance with the EDC Benefits agreement in all material respects as of December 31, 2021; however, the USVI EDC oversight authority periodically audits the Company’s compliance with respect to the EDC agreement. As a result, additional amounts may become due for prior periods.

On October 27, 2020 and May 26, 2021, the National Fund for Tourism Development (“FONATUR”) claimed that Cabo Marina owed certain penalties related to potential encroachment on government lands as described in a purchase agreement of certain lots at the marina of Cabo San Lucas. According to the purchase agreement, the penalties are updated on a daily basis and the most recent amount discussed with FONATUR was greater than $1,000,000. Cabo Marina has initiated actions in order to start negotiations with FONATUR to legally resolve this matter.

Note 13. Asset Retirement Obligation

One of the Company’s subsidiaries’ use of the submerged land and upland at the marina site requires that, upon expiration, the permitted area be restored to its original condition. Upon acquisition of the assets, the Company recorded an obligation and corresponding asset of $402,376, in accordance with the provisions of ASC topic 410, Asset Retirement and Environmental Obligations, for its obligation under these permits.

The obligation will increase with annual accretion expense and, ultimately, the obligation will reach approximately $3.4 million in 2050. The following schedule summarizes the activity of the Company’s asset retirement obligation, which is included within other noncurrent liabilities in the consolidated balance sheets, for the years ended December 31:

	2021	2020
Balance at beginning of year	$796,676	$758,740
Accretion expense	39,834	37,936

Balance at end of year	$836,510	$796,676

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Members’ Equity

IGYl held 8,000,000 Class A (voting) shares (“Class A Shares”) of the Company as of December 31, 2021 and 2020. Class A Shares entitle the shareholder to vote on Company matters. In addition, the Company had 11,204,572 Class B (nonvoting) shares (“Class B Shares”) and 5,684,930 Series A Preferred shares outstanding as of December 31, 2021 and 2020. The Company is authorized to issue up to 50,000,000 shares with a par value of $0.001.

During 2021 and 2020, the Company had the following share activity:

	2021	2021	2021	2021
			Series A	Series A-2
	Class A	Class B	Preferred	Preferred
Balance at beginning of year	8,000,000	11,204,572	5,684,930	—
Issuance of shares	—	—	—	2,160,000

Balance at end of year	8,000,000	11,204,572	5,684,930	2,160,000

	2020	2020	2020	2020
			Series A	Series A-2
	Class A	Class B	Preferred	Preferred
Balance at beginning of year	8,000,000	11,204,572	5,684,930	—
Issuance of shares	—	—	—	—

Balance at end of year	8,000,000	11,204,572	5,684,930	—

During prior years, the Company purchased partnership units of certain limited partners of the Company’s partnership shareholders, which effectively were repurchases of its own shares; therefore, these shares have been treated as treasury shares. The Company intends to retire the repurchased shares.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 14. Members’ Equity (continued)

During 2018, Island Global Yachting Directives VI LLC, as general partner for IGY6, closed a round of equity financing with $30,000,000 of capital commitments. $4,850,000 of capital was called and received by the Company during 2018 and IGY6 was issued 970,000 Series A Preferred Shares (non-voting shares). During 2019, $23,580,000 of capital was called and received by the Company and IGY6 was issued 4,716,000 Series A Preferred Shares. The Series A Preferred Shares carry an 8% cumulative and compounded preferred dividend. At Island Global Yachting Directives VI LLC’s sole discretion, some or all of the Series A Preferred Shares may be converted into Class A Shares (voting) at a specified conversion price. In the event of a liquidity event, prior to any conversion of the IGY Series A Preferred Convertible Shares to IGY Class A Shares, the IGY Series A Preferred Convertible Shares will be eligible for a non-participating liquidation preference whereby the holders of the IGY Series A Preferred Convertible Shares will receive an amount equal to their initial investment plus any accrued dividends with the balance of the Liquidity Event proceeds allocated on a pro-rata basis to the holders of the IGY Class A Shares and IGY Class B Shares. At December 31, 2021, 5,684,930 Series A Preferred shares were outstanding and cumulative accrued dividends were $2,301,432.

During 2021, Island Global Yachting Directives VII LLC, as general partner for IGY7, closed a round of equity financing with $41,067,338 of capital commitments. $27,000,000 of capital was called and received by the Company during 2021 and IGY7 was issued 2,160,000 Series A-2 Preferred Shares (non-voting shares). The Series A-2 Preferred Shares carry an 8% cumulative and compounded preferred dividend. At Island Global Yachting Directives VII LLC’s sole discretion, some or all of the Series A-2 Preferred Shares may be converted into Class A Shares (voting) at a specified conversion price. In the event of a liquidity event, prior to any conversion of the IGY Series A-2 Preferred Convertible Shares to IGY Class A Shares, the IGY Series A-2 Preferred Convertible Shares will be eligible for a non-participating liquidation preference whereby the holders of the IGY Series A-2 Preferred Convertible Shares will receive an amount equal to their initial investment plus any accrued dividends with the balance of the Liquidity Event proceeds allocated on a pro-rata basis to the holders of the IGY Class A Shares and IGY Class B Shares. At December 31, 2021, 2,160,000 Series A-2 Preferred shares were outstanding and cumulative accrued dividends were $508,932.

Note 15. Acquisitions

AYH – In August 2021, the Company purchased the outstanding 50% membership interests in IGY-AYH St. Thomas Holdings LLC (“AYH”) for $4,600,000. As AYH was previously consolidated in the company’s results, this transaction was recorded as an adjustment to members’ equity and noncontrolling interests in the consolidated statement of members’ equity.

Fairport – In September 2021, the Company acquired 80% of the membership interests in Fairport Yacht Support LLC (“Fairport”). The fair value of the consideration transferred for this acquisition was $5,629,790, of which $5,100,000 was paid with cash at closing, $29,790 was paid with respect to working capital true ups as outlined in the purchase agreement and the remainder is payable in cash based on fixed terms outlined in the purchase agreement. Under the terms of the agreement, the Company acquired 80% of the ownership interests in Fairport at closing and the remainder of the interests are recorded as a non-controlling interest in the accompanying consolidated balance sheet and statement of operations.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 15. Acquisitions (continued)

The fair value of the consideration paid for this acquisition was allocated to the assets acquired and liabilities assumed, based on the estimated fair values at the acquisition date, with the excess recorded as goodwill, and is included in the table below:

Assets Acquired:
Current assets	$71,244
Property and equipment	25,000

Total assets acquired excluding goodwill	96,244

Liabilities Assumed:
Current liabilities	26,830

Total liabilities assumed	26,830

Fair value of net assets acquired excluding goodwill	69,414
Goodwill	6,967,824

Fair value of acquisition	7,037,238
Less noncontrolling interest	(1,407,448)

Total Consideration	$5,629,790

Deferred consideration	(500,000)
Working capital true-up	(29,790)

Cash at closing	$5,100,000

Portisco Marina – In October 2021, the Company acquired 100% of the equity in Marina di Portisco S.P.A (“Portisco”). The fair value of the consideration transferred for this acquisition was €20,300,000, approximately $23,470,486, of which €20,300,000 was paid with cash at closing. Under the terms of the agreement, the Company’s 90% owned subsidiary Portisco Holding SRL, acquired 100% of the ownership interests in Portisco at closing. The Company effectively owns 90% of Portisco, has control and effective upon closing, consolidates the facility.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 15. Acquisitions (continued)

The fair value of the consideration, expressed in United States Dollars, paid for this acquisition was allocated to the assets acquired and liabilities assumed, based on the estimated fair values at the acquisition date, with the excess recorded as goodwill, and is included in the table below:

Assets Acquired:
Current assets	$2,246,135
Property and equipment	27,827,706
Other assets	384,356

Total assets acquired excluding goodwill	30,458,197

Liabilities Assumed:
Current liabilities	6,987,711

Total liabilities assumed	6,987,711

Fair value of net assets acquired and total consideration	$23,470,486

Pursuant to ASC 805, Business Combinations, all acquisitions have been accounted for using the acquisition method of accounting, and accordingly, the purchase price was allocated to assets acquired and liabilities assumed based on their estimated fair values on the acquisition date. For Fairport, the excess of the purchase price over the fair value of the net tangible assets and identified intangible assets was recorded as goodwill. For Portisco Marina, the values of the long term assets were adjusted proportionately in order for the fair value of the net tangible assets to agree to the purchase price, and no goodwill was recorded. During the preliminary purchase price measurement period, which may be up to one year from the business combination date, the Company may record adjustments to the assets acquired and liabilities assumed, with the corresponding offset to goodwill. After the preliminary purchase price measurement period, the Company will record adjustments to assets acquired or liabilities assumed subsequent to the purchase price measurement period in operating expenses in the period in which the adjustments were determined. The Company’s outside valuation experts used various appropriate methods to value the Company’s assets. Methods used included the income approach, the market approach and the cost approach. The income approach is used to estimate value based on the present value of future economic benefits expected to be produced by an asset or business entity. The market approach is used to estimate the value through analysis of recent sales of comparable assets or business entities. The cost approach provides a systematic framework for estimating the value of tangible or intangible assets based on the economic principle of substitution: no prudent investor will purchase an existing asset for more than it will cost to create a comparable asset.

Note 16. Disposition

In August 2021, the Company sold 100% of the equity of Applied Technology and Management Inc. (“ATM”) for $7,000,000. Cash received at closing was $6,250,000 and the remainder is subject to a hold back period of one year. In November 2021, the Company received $268,297 as an adjustment to purchase price in accordance with the terms of the sale agreement. The Company recorded a gain on disposition of $5,066,109 in the consolidated statement of operations for the year ended December 31, 2021.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 16. Disposition (continued)

The Company presented ATM activity for the year ended December 31, 2021 within discontinued operations, net of tax on the consolidated statements of operations. Additionally, the Company reclassified amounts related to ATM for the year ended December 31, 2020 to conform to the 2021 presentation. Summarized activity for ATM for the years ended December 31, 2021 and 2020 are presented below. Included engineering revenues were recognized over time and are excluded from Note 2.

	2021	2020
Revenues:
Engineering revenues	$6,158,229	$10,913,806

Direct costs:
Engineering direct costs	2,510,168	4,731,669

Gross profit	3,648,061	6,182,137

General and administrative expenses
General and administrative expenses	3,524,837	4,957,329

Operating income	123,224	1,224,808

Non-operating expense	3,615	8,387

Income before income taxes	119,609	1,216,421

Income tax (benefit) expense	(58,436)	154,581

Net income	$178,045	$1,061,840

Note 17. Subsequent Events

The Company has evaluated all events subsequent to the consolidated balance sheet date of December 31, 2021, through the date these consolidated financial statements were available to be issued, September 27, 2022.

On March 9, 2022, Yacht Haven Grande entered into a loan modification agreement with respect to the notes payable to a private lender to extend the maturity date to July 1, 2022.

On March 31, 2022, Island Gardens distributed $2,500,000 to its members, of which the Company received is pro rata share.

The Cabo Marina concession contract, which allows the Company to operate and manage the marina, will expire in 2022. Management is in the process of negotiating the extension of the concession and believes that it will be able to extend it.

Island Global Yachting LLC and Subsidiaries

Notes to Consolidated Financial Statements

Note 17. Subsequent Events (continued)

In March 2020, COVID-19 was recognized as a pandemic by the World Health Organization. The Company’s 2021 year end was subsequent to the initial impact of the pandemic, which continues to disrupt global markets. Since the Company’s 2021 year end, a conflict between Russia and Ukraine has further destabilized markets and routine supply-chain productions. As a result of the pandemic and the Russian-Ukraine conflict, the Company may be impacted by significant volatility in markets, interest rates, and rising inflation. Sufficient information is not available to adequately evaluate the short-term or long-term impact to the Company subsequent to year end; however, these continuing conditions may adversely impact the Company’s business operations and future financial condition. Management believes the Company is taking appropriate actions to mitigate the negative impact of these continuing conditions.

On August 8, 2022, the Company executed the following restructuring: First, the Company issued a Series B Perpetual Preferred Unit with an initial face amount of $10,000 to Island Marinas Subsidiary Corp., a Delaware corporation, in exchange for a promissory note of $10,000 issued by Island Marinas Subsidiary Corp. Second, each holder of each class of Company units (including Class A Shares, Class B Shares, Series A Preferred shares, Series A-2 Preferred Shares and Series A Preferred Convertible shares) other than Island Marinas Subsidiary Corp. contributed its Company units to Island Marina Holdings LLC, a Delaware limited liability company, in exchange for identical units of Island Marina Holdings LLC (such units bearing the same rights as such holder’s contributed units). Third, the Company exchanged the Company units contributed to Island Marina Holdings LLC for a single Class A unit of the Company. After such restructuring, and as of the date hereof, the outstanding ownership interests of the Company consist of a Class A unit held by Island Marina Holdings LLC and a Series B Perpetual Preferred unit held by Island Marinas Subsidiary Corp.

Also on August 8, 2022, Island Marina Holdings LLC and Island Marinas Subsidiary Corp. (as well as certain Subsidiaries with respect to single assets held by such Subsidiaries) entered into a Securities Purchase Agreement with MarineMax East, Inc., a Delaware corporation, (as well as MarineMax, Inc., a Florida corporation, as guarantor) to sell their interests in the Company to MarineMax East, Inc. The sale is expected to close once certain conditions provided in the Securities Purchase Agreement are satisfied and in no event will take place prior to October 1, 2022.